UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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MOTORCAR PARTS OF AMERICA, INC.
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Explanatory Note

This communication should be read in conjunction with the definitive proxy statement of Motorcar Parts of America, Inc. (“we” and “our”) for its 2018 Annual Meeting of Shareholders, which is scheduled to be held on September 6, 2018, because the proxy statement contains important information related to our executive compensation programs and practices. Shareholders may obtain our definitive proxy statement for the 2018 Annual Meeting of Shareholders for free at http://investors.motorcarparts.com/static-files/85e11ee0-6dfb-468e-9982-b095a290e0ea.

This communication may be deemed “soliciting material” within the meaning of the rules and regulations of the Securities and Exchange Commission.

August 21, 2018

Dear Fellow Motorcar Parts of America, Inc. (“MPA”) Shareholders:

In connection with our Annual Meeting of Shareholders, to be held on September 6, 2018, I am writing to encourage you to consider the following additional context regarding our executive compensation practices and programs and vote FOR our Say on Pay proposal (Proposal 3).

The Compensation Committee and Board take very seriously our obligation to align the interests of the executive team with those of shareholders and to foster a strong pay-for-performance culture. We do so by having an executive compensation program that rewards the executives for business achievements that we believe are integral to corporate success and value creation and by paying our executives largely in equity (or equity-linked instruments), so their economic interests are directly in line with those of our shareholders.

Additionally, we believe that a significant portion of executive officer compensation should be at-risk and dependent upon the achievement of measurable performance metrics. We balance the objectivity of these pre-determined financial and individual performance goals by permitting our Compensation Committee to exercise limited discretion to account for external factors that may have influenced financial performance.

As you may know, our business was operating in a very soft industry environment in Fiscal 2018. Demand for car repair, and for replacement of the particular parts that we provide, was down significantly year-over-year, as indicated in nearly every industry report on this topic. Our products are used when cars break; no amount of advertising or promotion can increase demand. No other public company makes the same products we do (and not in the same mix) and so even comparisons against so-called peers, especially over shorter time periods, are misleading.

That said, MPA and its leaders do have influence over our top line by sustaining and growing market share within our existing product lines and by expanding into new product lines. Our management team can also control costs to ensure optimal profitability on the business that we do conduct. And so, in Fiscal 2018, we tasked the executive team with expanding our market share and expanding our footprint into other product lines. We set specific goals on expense efficiencies as well. These initiatives were executed exceptionally well, with the company gaining share in all of its product lines, while simultaneously identifying and beginning the process of launching new product lines. At the same time, the company finished construction of expanded capacity in all of its key operating locations, so that MPA is better able to meet demand in the future, and drive efficiency initiatives to achieve the Board’s pre-set strategic goals.

While all these goals were met, we do not believe that they are and were necessarily reflected in our stock price during the Fiscal Year. And although these initiatives did not drive shareholder returns over a short time horizon, we believe that they were critically important to sustain and build value over the long term. These accomplishments, which met or exceeded the Board’s pre-set expectations, were precisely the sort of activities that we believe, as a compensation committee, that the executive team should be rewarded for.

In short, while some headline financial metrics and stock price reflected the larger macro environment and certain industry challenges, the executive team worked successfully to position MPA for the future. Because of those efforts, the company is ready for the expected rebound in demand and to build shareholder value as that rebound occurs.

Overall, the compensation committee was pleased in Fiscal 2018 with the performance of the executive team against our corporate goals. We believe our Company’s most significant accomplishments during the year included, among other things:

•	Generated record sales for the full year despite industry softness;

•	Increased market share in all of our product lines, including in rotating electrical parts, where our market share grew to an industry-leading approximately 45%;

•	Opened a new, state-of-the-art 410,000 square foot distribution facility to consolidate shipping and enhance capacity to handle the new business wins;

•	Completed our acquisition of D&V Electronics, which provided an entry into the diagnostics and electric vehicle parts markets; and

•	Drove many new business wins that we expect will help maintain or increase market share and drive revenue during Fiscal 2019.

In light of the performance of our executives in a difficult macro environment, we believe that our executive compensation program is fair and in the best interests of shareholders. While we too are not satisfied with our stock price performance, we are mindful that MPA is now well positioned to create shareholder value.

We ask that you please consider the foregoing context regarding our executive compensation program and vote FOR our Say on Pay proposal (Proposal 3) at our upcoming annual meeting.

Sincerely,

Rudolph Borneo
Chairman, Compensation Committee
Member, Board of Directors